SIGNET BANKING CORPORATION AND SUBSIDIARIES
                                   FORM 10-Q
                EXHIBIT 11.1--COMPUTATION OF EARNINGS PER SHARE
                (DOLLAR AMOUNTS--EXCEPT PER SHARE--IN THOUSANDS)

                                                                       THREE MONTHS
                                                                      ENDED MARCH 31
                                                                   1994            1993
Common and common equivalent:
  Average shares outstanding                                     56,665,688      56,012,468
  Dilutive stock options--based on the treasury stock method
     using average market price                                     550,283         626,682
  Shares used                                                    57,215,971      56,639,150
Net income applicable to Common Stock                               $53,113         $38,267
  Per share amount                                                     $.93            $.68
Assuming full dilution:
  Average shares outstanding                                     56,665,688      56,012,468
  Dilutive stock options--based on the treasury stock method using the period end market price, if higher than
     average market price                                           581,774         692,318
Shares used                                                      57,247,462      56,704,786
Net income applicable to Common Stock                               $53,113         $38,267
  Per share amount                                                     $.93            $.68

     The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.
     The per common share and common shares outstanding data above reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed July 27, 1993.